Exhibit 99.1

Apollo Education Group, Inc. News Release

Apollo Education Group, Inc. To Be Taken Private in $1.1 Billion Transaction

•	Cash offer of $9.50 per share

•	All equity transaction supported by well-capitalized consortium

•	Will continue to invest in strategic transformation, enhancing student outcomes and career relevant education for working adults

PHOENIX & NEW YORK — (BUSINESS WIRE) — Feb, 8, 2016 — Apollo Education Group, Inc. (NASDAQ: APOL) today announced it has entered into a definitive agreement to be acquired by a consortium of investors including The Vistria Group, LLC, funds affiliated with Apollo Global Management, LLC (NYSE: APO), and Najafi Companies for $9.50 per share in cash for both Class A and B shares. The purchase price represents a premium of 30 percent over Apollo Education Group’s 30-day volume weighted average stock price for the period ended Feb. 5, 2016, and a 44 percent premium over the closing price on Jan. 8, 2016, immediately prior to the announcement that the Board of Directors was pursuing strategic alternatives. Tony Miller, Chief Operating Officer and Partner of The Vistria Group and former Deputy Secretary of the U.S. Department of Education, will become Chairman of the Apollo Education Group Board upon transaction close.

“The Apollo Education Group Board of Directors reviewed strategic alternatives and believes this transaction is in the best interest of all shareholders and strongly supports our transformation efforts,” said Greg Cappelli, Chief Executive Officer of Apollo Education Group. “This new structure will allow Apollo Education Group the flexibility and runway it needs to complete the transformational plan at University of Phoenix, which will enable us to serve our students more effectively during a period of unprecedented volatility within our industry. We will also continue to expand our international operations and remain committed to driving principles of operating excellence.”

“We are excited by the opportunity to build on the transformational work being done by the company,” said Miller. “For too long and too often, the private education industry has been characterized by inadequate student outcomes, overly aggressive marketing practices, and poor compliance. This doesn’t need to be the case. We are committed to accelerating and enhancing efforts to establish University of Phoenix as the leading provider of quality higher education for working adults and to continue supporting the organization’s commitment to operating in a manner consistent with the highest ethical standards.”

Miller was the Deputy Secretary and Chief Operating Officer at the U.S. Department of Education from 2009 to 2013. Miller oversaw day-to-day operations for a broad range of management, policy and program functions, spanning early childhood through post-secondary education. In addition to his operational responsibilities, Miller represented the U.S. Government at education and workforce development international forums and led the Department’s missions to China, Korea, Japan, Singapore, Indonesia, Australia, New Zealand, Ecuador, Brazil and Russia.

Upon completion of the transaction, Apollo Education Group will be privately held and its affiliated institutions will remain subject to the same U.S. and international regulations and accreditation standards.

The agreement was approved by Apollo Education Group’s Board of Directors. The transaction is subject to financial, operational and customary closing conditions. It is also subject to regulatory conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and approvals, including by the U.S. Department of Education, the Higher Learning Commission and state regulatory and programmatic accreditation bodies. In addition, it is subject to approval by a majority of Apollo Education Group Class A and B stockholders, voting as separate classes. Each of Apollo Education Group’s Class B stockholders has entered into an agreement to vote in favor of the transaction. The acquisition is expected to be completed by Apollo Education Group’s fiscal year-end, in August 2016. Apollo Education Group and Apollo Global Management are unaffiliated entities.

Barclays, Credit Suisse and Evercore are acting as financial advisors, and Sullivan & Cromwell LLP as legal advisor to Apollo Education Group. Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal advisor to the consortium of investors.

About Apollo Education Group, Inc.

Apollo Education Group, Inc. is one of the world’s largest private education providers, serving students since 1973. Through its subsidiaries, Apollo Education Group offers undergraduate, graduate, professional development and other non-degree educational programs and services, online and on-campus principally to working learners. Its educational programs and services are offered throughout the United States and in Europe, Australia, Latin America, Africa and Asia, as well as online throughout the world. For more information about Apollo Education Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollo.edu.

About The Vistria Group

The Vistria Group is a Chicago, IL based private investment firm focused on investing in middle market companies in the healthcare, education, and financial services sectors. Vistria’s team is comprised of highly experienced operating partners and private equity executives with proven track records of working with management teams in building innovative market leading companies.

About Apollo Global Management

Apollo Global Management is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Chicago, Bethesda, Toronto, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong and Shanghai. Apollo Global Management had assets under management of approximately $170 billion as of December 31, 2015 in private equity, credit and real estate funds invested across a core group of nine industries where Apollo Global Management has considerable knowledge and resources. Apollo Global Management has significant experience investing in the education sector with current and former private equity fund investments in leading companies including McGraw Hill Education, Connections Academy and Sylvan Learning Centers. The portfolio companies owned by funds managed by affiliates of Apollo Global Management are managed and operate independently from one another. For more information about Apollo, please visit www.agm.com.

About Najafi Companies

Najafi Companies is an international private investment firm based in Phoenix, Arizona, targeting education, media, consumer products, internet services, and direct marketing sectors. The firm makes highly selective investments in companies with strong management teams across a variety of industries, often in areas undergoing rapid transformation. Najafi Companies funds its investments with internally generated capital, not through a fund. The firm is able to move quickly and decisively when investing and make investments that create maximum value for the long term.

Forward-Looking Statements Safe Harbor

Statements about Apollo Education Group and its business in this release which are not statements of historical fact, including statements regarding Apollo Education Group’s future strategy and plans and commentary regarding future results of operations and prospects, are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual plans implemented and actual results achieved may differ materially from those set forth in or implied by such statements due to various factors, including without limitation: (i) the impact of increased competition from traditional public universities and proprietary educational institutions; (ii) the impact of the initiatives to transform University of Phoenix into a more focused, higher retaining and less complex institution, including the near-term impact on enrollment; (iii) the impact of Apollo Education Group’s ongoing restructuring and cost-reduction initiatives; (iv) impacts from actions taken by our regulators that could affect University of Phoenix’s eligibility to participate in or the manner in which it participates in U.S. federal and state student financial aid programs; (v) further delay in the University’s pending recertification by the U.S. Department of Education for participation in Title IV student financial aid programs, or any limitations or qualifications imposed in connection with any recertification; (vi) the impact of the U.S. Department of Defense (“DoD”) action to place University of Phoenix on probation in relation to participation in the DoD’s Tuition Assistance Program for active duty military students; (vii) the impact of any reduction in financial aid available to students, including active and retired military personnel, due to the U.S. government deficit reduction proposals, debt ceiling limitations, budget sequestration or otherwise; (viii) changes in regulation of the U.S. education industry and eligibility of proprietary schools to participate in U.S. federal student financial aid programs; (ix) changes in University of Phoenix enrollment or student mix; (x) the impact on student enrollments of the announcement of the merger and general economic conditions; (xi) third parties may claim that Apollo Education Group’s products and services infringe their intellectual property rights; (xii) fluctuations in non-U.S. currencies that could impact reported operating results of foreign subsidiaries; (xiii) uncertainties associated with the proposed sale of Apollo Education Group, the expected timing of completion of the proposed merger, the satisfaction of the conditions to the consummation of the proposed merger, the receipt of the regulatory approvals required for the merger on the terms expected or on the anticipated schedule, the ability to complete the proposed merger and the impact of such proposed merger on Apollo Education Group’s businesses, employees, students and suppliers; and (xiv) unexpected expenses or other challenges in integrating acquired businesses, consumer or regulatory impact arising from consummation of such acquisitions, and unexpected changes or developments in the acquired businesses. For a discussion of the various factors that may cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements, please refer to the risk factors and other disclosures contained in Apollo Education Group’s Form 10-K for fiscal year 2015, filed with the Securities and Exchange Commission (the “SEC”) on October 22, 2015, Form 10-Q for the quarterly period ended November 30, 2015, filed with the SEC on January 11, 2016, and other filings with the SEC which are available at www.apollo.edu. The cautionary statements referred to above also should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by Apollo Education Group or persons acting on Apollo Education Group’s behalf. Apollo Education Group undertakes no obligation to publicly update or revise any forward-looking statements for any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Furthermore, Apollo Education Group cannot guarantee future results, events, levels of activity, performance, or achievements.

Additional Information

This communication may be deemed to be solicitation material in respect of the proposed sale of Apollo Education Group. In connection with the proposed transaction, Apollo Education Group intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of Apollo Education Group. Apollo Education Group’s shareholders are encouraged to read the proxy statement regarding the proposed merger and any other relevant documents filed with the SEC when they become available as they will contain important information about the proposed merger. Apollo Education Group’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website, www.sec.gov and Apollo Education Group’s website, www.apollo.edu.

Participants in Solicitation

Apollo Education Group and its directors and officers may be deemed to be participants in the solicitation of proxies from Apollo Education Group’s shareholders with respect to the proposed merger. Information about Apollo Education Group’s directors and executive officers and their ownership of Apollo Education Group’s common stock is set forth in the definitive information statement for Apollo Education Group’s 2015 Annual Meetings of Class A and Class B Shareholders, which was filed with the SEC on December 23, 2015. Shareholders may obtain additional information regarding the interests of Apollo Education Group and its directors and executive officers in the proposed merger, which may be different than those of Apollo Education Group’s shareholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.

Contacts:

For Apollo Education Group, Inc.:

Investors

Beth Coronelli

+1 312 660 2059

beth.coronelli@apollo.edu

Media

Brunswick Group

Tripp Kyle / Tom Maginnis

+1 212 333 3810

apollo@brunswickgroup.com

For Apollo Global Management:

For investor inquiries, please contact:

Gary M. Stein

Head of Corporate Communications

Apollo Global Management, LLC

+1 212 822 0467

gstein@apollolp.com

Noah Gunn

Investor Relations Manager

Apollo Global Management, LLC

+1 212 822 0540

ngunn@apollolp.com

For media inquiries, please contact:

Charles Zehren

Rubenstein Associates, Inc. for Apollo Global Management, LLC

+1 212 843 8590

czehren@rubenstein.com

For The Vistria Group:

Nell Callahan

SKDKnickerbocker

+1 202 464 6913

ncallahan@skdknick.com

For Najafi Companies:

Anne Robertson

Lavidge Company

+1 480 998 2600